UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. __)*

DINGDONG (CAYMAN) LIMITED

(Name of Issuer)

CLASS A ORDINARY SHARES, PAR VALUE $0.000002 PER SHARE

(Title of Class of Securities)

25445D101

(CUSIP Number)

DECEMBER 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25445D101	13G	Page 2 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Galileo (PTC) Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 17,574,195
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 17,574,195
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,574,195
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.87%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 25445D101	13G	Page 3 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Cardew Services Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 17,574,195
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 17,574,195
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,574,195
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.87%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 25445D101	13G	Page 4 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Global Advisors Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 17,574,195
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 17,574,195
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,574,195
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.87%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 25445D101	13G	Page 5 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Managers VI Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,514,848
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,514,848
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,514,848
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.17%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 25445D101	13G	Page 6 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Managers VIII Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 14,059,347
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 14,059,347
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,059,347
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.69%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 25445D101	13G	Page 7 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DSTG VI Investments-A, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,405,899
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,405,899
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,405,899
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.47%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 25445D101	13G	Page 8 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DSTG VI Investments-C, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,108,949
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,108,949
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,108,949
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.70%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 25445D101	13G	Page 9 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST GLOBAL VIII, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 8,787,048
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 8,787,048
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,787,048
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.93%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 25445D101	13G	Page 10 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DSTG VIII Investments-1, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,272,299
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,272,299
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,272,299
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.76%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 25445D101	13G	Page 11 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Asia VI Investments-A
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,405,899
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,405,899
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,405,899
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.47%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 25445D101	13G	Page 12 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Asia VI Investments-C
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,108,949
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,108,949
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,108,949
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.70%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 25445D101	13G	Page 13 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Asia VIII
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 8,787,048
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 8,787,048
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,787,048
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.93%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 25445D101	13G	Page 14 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Asia VIII Investments-1
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,272,299
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,272,299
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,272,299
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.76%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 25445D101	13G	Page 15 of 19 Pages

Item 1(a).	Name of Issuer:

Dingdong (Cayman) Limited

Item 1(b).	Address of Issuer’s Principal Executive Offices:

Building 6, 500 Shengxia Road,

Shanghai, 200125

People’s Republic of China

Item 2.

(a) – (c)	Name of Persons Filing; Address; Citizenship

This statement on Schedule 13(G) is being filed jointly by the following persons, collectively, the “Reporting Persons”:

i.	Galileo (PTC) Limited

Address: c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O.

Box 146, Road Town, Tortola, British Virgin Islands

Citizenship: British Virgin Islands

ii.	Cardew Services Limited

Address: c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O.

Box 146, Road Town, Tortola, British Virgin Islands

Citizenship: British Virgin Islands

iii.	DST Global Advisors Limited

Address: c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O.

Box 146, Road Town, Tortola, British Virgin Islands

Citizenship: British Virgin Islands

iv.	DST Managers VI Limited

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

v.	DST Managers VIII Limited

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

vi.	DSTG VI Investments-A, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

vii.	DSTG VI Investments-C, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

CUSIP No. 25445D101	13G	Page 16 of 19 Pages

viii.	DST Global VIII, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

ix.	DSTG VIII Investments-1, L.P.

Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O.

Box 847, Grand Cayman, KY1-1103, Cayman Islands

Citizenship: Cayman Islands

x.	DST Asia VI Investments-A

Address: Sanne House, Bank Street, TwentyEight Cybercity, 722201, Ebene, Mauritius

Citizenship: Mauritius

xi.	DST Asia VI Investments-C

Address: Sanne House, Bank Street, TwentyEight Cybercity, 722201, Ebene, Mauritius

Citizenship: Mauritius

xii.	DST Asia VIII

Address: Sanne House, Bank Street, TwentyEight Cybercity, 722201, Ebene, Mauritius

Citizenship: Mauritius

xiii.	DST Asia VIII Investments-1

Address: Sanne House, Bank Street, TwentyEight Cybercity, 722201, Ebene, Mauritius

Citizenship: Mauritius

Item 2(d).	Title of Class of Securities:

Class A ordinary shares, par value $0.000002 per share (“Class A ordinary shares”).

Item 2(e).	CUSIP Number:

There is no CUSIP number assigned to the Class A ordinary shares. CUSIP number 25445D101 has been assigned to the American Depositary Shares of the Issuer (“ADSs”). Each two ADSs represents three Class A ordinary shares.

Item 3.	Not applicable.

Item 4.	Ownership.

The information required by this item with respect to each Reporting Person is set forth in Rows 5 through 9 and 11 of the cover page to this Schedule 13G. The ownership percentages reported are based on 299,533,200 Class A Shares outstanding as of June 30, 2021, as reported by the Issuer in its Form 424(b)(4) filed with the Securities and Exchange Commission on June 30, 2021.

DST Asia VI Investments-A is wholly owned by DSTG VI Investments-A, L.P. DST Asia VI Investments-C is wholly owned by DSTG VI Investments-C, L.P. DST Asia VIII is wholly owned by DST Global VIII, L.P. DST Asia VIII Investments-1 is wholly owned by DSTG VIII Investments-1, L.P.

DST Managers VI Limited is the general partner of each of DSTG VI Investments-A, L.P. and DSTG VI Investments-C, L.P., and as such, may be deemed to beneficially own the shares held directly by each of DST Asia VI Investments-A and DST Asia VI Investments-C.

DST Managers VIII Limited is the general partner of each of DST Global VIII, L.P. and DSTG VIII Investments-1, L.P., and as such, may be deemed to beneficially own the shares held directly by each of DST Asia VIII and DST Asia VIII Investments-1.

DST Global Advisors Limited wholly owns DST Managers VI Limited and DST Managers VIII Limited and, as such, may be deemed to beneficially own the shares held directly by DST Managers VI Limited and DST Managers VIII Limited.

Cardew Services Limited wholly owns DST Global Advisors Limited and, as such, may be deemed to beneficially own the shares beneficially owned by DST Global Advisors Limited.

Galileo (PTC) Limited wholly owns Cardew Services Limited and, as such, may be deemed to beneficially own the shares beneficially owned by Cardew Services Limited.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

CUSIP No. 25445D101	13G	Page 17 of 19 Pages

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 25445D101	13G	Page 18 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022

GALILEO (PTC) LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

CARDEW SERVICES LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST GLOBAL ADVISORS LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST MANAGERS VI LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST MANAGERS VIII LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

CUSIP No. 25445D101	13G	Page 19 of 19 Pages

DSTG VI INVESTMENTS-A, L.P.
By: DST Managers VI Limited, its General Partner

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DSTG VI INVESTMENTS-C, L.P.
By: DST Managers VI Limited, its General Partner

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST GLOBAL VIII, L.P.
By: DST Managers VIII Limited, its General Partner

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DSTG VIII INVESTMENTS-1, L.P.
By: DST Managers VIII Limited, its General Partner

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST ASIA VI INVESTMENTS-A

/s/ Sangeeta Bissessur
Name: Sangeeta Bissessur
Title: Director

DST ASIA VI INVESTMENTS-C

/s/ Sangeeta Bissessur
Name: Sangeeta Bissessur
Title: Director

DST ASIA VIII

/s/ Sangeeta Bissessur
Name: Sangeeta Bissessur
Title: Director

DST ASIA VIII INVESTMENTS-1

/s/ Sangeeta Bissessur
Name: Sangeeta Bissessur
Title: Director